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                                                                     EXHIBIT 13
                             AIM DISTRIBUTORS, INC.


                                                 September 24, 1982


Summit Investors Fund, Inc.
11 Greenway Plaza
Suite 1919
Houston, TX  77046

Gentlemen:

    We have this day purchased a One Hundred Thousand Dollar ($100,000) Summit Investors Plans Systematic Investment Plan (the "Plan"), and as Sponsor to Summit Investors Plans we have waived all Creation and Sales Charges in connection with the purchase of the Plan. In accordance with the terms of the Plan, the Custodian has invested on our behalf the sum of $100,000 to purchase 20,000 shares (the "Shares") of the Common Stock, $.01 par value, of Summit Investors Fund, Inc. (the "Company"). We hereby represent that we have purchased the Plan and the underlying Shares for investment purposes and not with a view to or for sale in connection with any distribution thereof, provided, however, that the disposition of the Plan, and of the Shares in accordance with the terms of the Plan, shall at all times be and remain within our control.

                                       Sincerely,

                                       AIM DISTRIBUTORS, INC.


                                       By   /s/ ROBERT L. FIELD
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